EXHIBIT 10.21

                           ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT dated as of May 18, 1998 by and between PERRY'S MAJESTIC BEER, INC., a Delaware corporation ("Seller"), and THE BROOKLYN BREWERY CORPORATION, a New York corporation ("Buyer").

                              W I T N E S S E T H

      WHEREAS, Seller is engaged in the business, among other things, of manufacturing, marketing and distributing beer; and

      WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, all of the assets of Seller directly relating to the manufacturing, marketing, distribution and sale of the products set forth on Schedule 1.1 (a) annexed hereto (the "Products").

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, Seller and Buyer hereby agree as follows:

                                   ARTICLE I

               PURCHASE AND SALE OF THE ASSETS AND THE INVENTORY

      1.1 Purchase of the Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined herein) Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, (i) all of Seller's right, title and interest in and to the assets and intellectual property directly relating to the manufacturing, marketing, distribution and sale of the Products set forth on Schedule 1.1 (a) (the "Assets") and (ii) all inventory set forth on Schedule 1.1 (b) (the "Inventory"). The Assets and the Inventory shall be free and clear of all liens, mortgages, security interests, claims or other encumbrances of any nature whatsoever except as expressly set forth on Schedule l.l(c) (the "Assumed Liabilities") and shall include, but shall not be limited to, the following:

      (a) Physical Assets: All tangible personal property owned by Seller and directly used in connection with sales of the Products, including all packaging materials, promotional materials, supplies, files, customer lists, work-in-progress and Inventory;

      (b) Intangible Assets: All right, title and interest in and to the Products, including, without limitation, the exclusive right to manufacture, market and sell the Products and the Inventory and to sell to Seller's past and present customers and distributors, the goodwill associated with the Products, if any, telephone numbers, records, files and trade secrets related to sales of the Products;

      (c) Leases, Licenses, Permits, Contracts, Etc. All right, title and interest in and to the leases, licenses, permits, authorizations, contract rights, agreements, whether written or oral, orders and other documents used in connection with the sale of the Products;


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      (d) Intellectual Property Rights. All trademarks, trade names, copyrights, patents, inventions, processes, proprietary know-how, procedures, trade secrets, recipes, formulae and other intellectual property rights utilized in connection with the manufacturing, distribution and/or sale of the Products, including all written records thereof, and selling material owned, associated with, used or employed in connection with the manufacturing, distribution and sale of the Products, including, without limitation, all rights to the name "Post Road" and all variations thereof and the registered trademark and trademark applications set forth on Schedule 1. l(d) hereof and the goodwill associated with such trademarks; and

      (e) Other Assets. All other tangible and intangible assets of Seller used in or required in connection with the manufacturing, distribution and/or sale of the Products.

      1.2 Non-Assumed liabilities. Except as expressly set forth on Schedule 1.1
(c), Buyer shall not assume nor be responsible for any liabilities or obligations of Seller or any of its affiliates.

      1.3 Purchase Price. As payment in full for the Assets and the Inventory to be transferred to Buyer by Seller hereunder, Buyer shall pay to Seller the sum of $240,000 in consideration for the Assets and the sum of $125,000 in consideration for the Inventory, for an aggregate purchase price of $365,000 (the "Purchase Price"). The Purchase Price shall be paid at the Closing as follows: (a) Buyer shall pay to Seller the sum of $10,000 by certified or bank check; (b) on July 1, 1998, Buyer shall pay to Charles H. Cremens, Esq. the sum of $35,000 to be held by Mr. Cremens as escrow agent pursuant to an Escrow Agreement to be entered into among Seller, Mr. Cremens and Austin J. Moran, Jr. in the form attached hereto as Exhibit A; and (c) Buyer shall deliver to Seller a secured promissory note in the principal amount of $320,000 (the "Secured Note").

      1.4 Limitations on Assignment; Further Assurance. To the extent that the assignment of any contracts to be assigned to Buyer as provided herein shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. To the extent required, Seller agrees that it will use all reasonable efforts to obtain the written consent of all necessary parties to the assignment to Buyer of all assigned contracts. If any such consent is not obtained, Seller shall use all reasonable efforts to obtain the same and will cooperate with Buyer, as appropriate, in any reasonable arrangement designed by Buyer to provide to Buyer, as appropriate, the benefits thereunder and Buyer shall assume all correlative obligations to effectuate such arrangement.

      1.5 Covenant Not to Compete. As a material inducement to cause Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and in further consideration for the payments to be made by Buyer pursuant to Section 1.3 above, Seller, on behalf of itself and its officers, directors and affiliates (the "Restricted Parties"), covenants and agrees as follows:

      (a) For a period of five (5) years commencing on the date hereof, the Restricted Parties shall not at any time, directly or indirectly, engage in the business of manufacturing, marketing,

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distributing or selling malt liquor products,  directly or indirectly,  in the Commonwealth of Massachusetts.

      (b) For a period of five (5) years commencing on the date hereof, the Restricted Parties shall not: (i) either directly or indirectly, interfere or attempt to interfere with or disturb the relationship established between Buyer and any employee, agent, broker, representative or independent contractor, including, without limitation, such persons who were formally associated with Seller; (ii) persuade or attempt to persuade anyone who did business with Seller prior to the Closing or does business with Buyer subsequent to the Closing in connection with the Products, including, without limitation, any supplier, to cease to do such business; or (iii) solicit, persuade or attempt to persuade any customer set forth on Schedule 1.5(b) or any customer doing business with Buyer subsequent to the Closing, to do business with any entity with which the Restricted Parties are directly or indirectly associated or to cease to do business with Buyer.

      (c) Nothing contained in this Section 1.5 shall be deemed to restrict the right of the Restricted Parties from manufacturing, marketing, distributing or selling Perry's Majestic beer or any direct product line extension sold under the Perry's Majestic trademark or from restricting the right of any officer, director or employee of Seller from becoming an employee of a national brewery.

      (d) If for any reason any court of competent jurisdiction shall rule that this Section 1.5 is unenforceable or void, in whole or in part, then the provisions hereof shall be deemed amended to the extent which, in such court's opinion, would render it enforceable.

      (e) The Restricted Parties acknowledge and agree that: (i) Buyer would not have entered into this Agreement but for the covenants and agreements set forth in this Section 1.5; (ii) Buyer's damages would be difficult to ascertain in the event of a breach or threatened breach of the covenants and agreements set forth in this Section 1.6 and that Buyer will be entitled to injunctive relief in either such case; and (iii) the covenants and agreements set forth in this
Section 1.5 shall expressly survive the Closing.

                                  ARTICLE II

                                    CLOSING

      2.1   The Closing.

      (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement and the ancillary documents contemplated herein at the offices of Buyer's counsel, Kreinik Aaron & Gersh, LLP, 780 Third Avenue, New York, New York l 00 l 7

      (b) At the Closing, Seller shall execute and deliver or cause to be executed and delivered to Buyer, all documents and instruments necessary to transfer to Buyer all of the right, title and interest of Seller in and to the Assets and the Inventory, including, without limitation:

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            (i)  an Assignment Agreement and trademark assignments; and

            (ii) a Bill of Sale.

      (c) At the Closing, Buyer shall:

            (i) execute and deliver an Employment Agreement with Austin J. Moran, Jr.; and

            (ii) execute and deliver to Seller the Secured Note.

      2.2 Bulk Sales Act. In the event that it is determined by a court of competent jurisdiction that Article 6 of the Uniform Commercial Code is applicable to the transaction contemplated by this Agreement, Seller agrees to indemnify Buyer from any losses incurred by Buyer arising out of or resulting from the failure of Seller to comply with Article 6 of the Uniform Commercial Code. The agreement set forth in this Section 2.2 shall expressly survive the Closing.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      As a material inducement to cause Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

      3.1 Organization. Existence and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or properties makes such qualification necessary. Seller has full power and authority to execute, deliver and perform this Agreement and all other agreements, certificates, schedules and other documents executed or to be executed in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate any provision of Seller's certificate of incorporation or by-laws or any provision of any lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller or the Assets or the Inventory are bound and Seller is not currently in violation of any of the foregoing. Seller has taken all actions required by law, its certificate of incorporation and by-laws to authorize its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

      3.2 Title to the Assets and the Inventory. Except as set forth on Schedule 1.1(c), Seller has, and at the Closing will convey to Buyer, good and marketable title to all of the Assets and the Inventory, free and clear of any lien, mortgage, security interest, claim or other encumbrance of any nature whatsoever. The Assets to be transferred, sold, conveyed, assigned and delivered to Buyer by Seller pursuant to this Agreement include all of the assets necessary and used in connection with the

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manufacturing,  marketing, distribution and sale of the Products and will enable
Buyer to manufacture, market, distribute and sell the Products in the manner in which such activities have heretofore been conducted by Seller. There are no existing agreements, options, commitments or rights granted by or on behalf of Seller to or in any third party to acquire any of the Assets or any interest therein.

      3.3 No Default. Seller is not in default (i) under its certificate of incorporation or bylaws, or any indenture, mortgage, lease, purchase or sales order, or any other contract, agreement or instrument to which Seller is a party and by which the Assets or the Inventory could be bound or affected, or (ii) with respect to any law, regulation, order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality that could adversely affect the Assets or the Inventory. To the best knowledge of Seller, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under or with respect to any of the foregoing.

      3.4 Sales and Customer Information. Seller has delivered to Buyer information concerning sales of the Products, manufacturing costs, marketing and sales expenses and other information concerning the manufacturing, marketing, distribution and sales of the Products (the "Sales Information"). The Sales
Information  is  true  and  correct  and  accurately   conveys  the  information
disclosed.

      3.5 Absence of Certain Changes. Since December 31, 1997, with respect to the manufacturing, marketing, distribution and sale of the Products Seller has conducted such activities in the ordinary course and in substantially the same manner as theretofore conducted and has not: (i) incurred any material obligations or liabilities, whether absolute, accrued, contingent or otherwise with respect to the Assets or the Inventory; (ii) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other charge any of the Assets or the Inventory; (iii) entered into any agreement or other arrangement for any such sale, transfer or disposition, other than the sale of the Inventory in the ordinary course of business consistent with past practice;
(iv) suffered any changes in the condition (financial or otherwise), sales, income, assets or liabilities with respect to the Assets; (v) suffered any loss of employees or customers that materially and adversely affects the operations or prospects of Seller with respect to the Assets; or (vi) otherwise suffered any material adverse change in the business, properties, assets, condition (financial or otherwise) or prospects of Seller with respect to the Assets.




      3.6   Contracts.

            (a) Schedule 3.6 sets forth a complete and correct list as of the date hereof of all agreements, contracts and commitments (the "Contracts") of the following types, written or oral, relating to the Assets or the Inventory and to which Seller is a party: (i) mortgages, loan agreements, security agreements and other agreements and instruments relating to the borrowing of money or

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extension of credit;  (ii)  equipment  obligations  and property  leases;  (iii)
employment and consulting agreements; (iv) brokerage or finder's agreements; (v) non-competition or non-disclosure agreements, agreements as to geographical limitations and agreements as to exclusive territory; (vi) agreements with manufacturers or distributors; (vii) agreements with sales representatives, other than employees of such Seller; (viii) license agreements; and (xi) all other agreements, contracts, leases, purchase or sales orders and commitments, whether written or oral, express or implied, related to the Assets. Seller has made available to Buyer complete and correct copies of all written Contracts and accurate descriptions of all oral Contracts.

            (b) Each of the Contracts is valid and in full force and effect and there is no material default or claim of default thereunder and there has not occurred any event which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, either on the part of Seller or, to the best knowledge of Seller after diligent inquiry, on the part of any other party thereto. There are no unresolved disputes under any of the Contracts other than as set forth on Schedule 3.6. Except as set forth on such
Schedule 3.6, there are no material supply, sales or other arrangements between Seller and any of its affiliates which are on terms more favorable to Seller than could be obtained with unaffiliated third parties.

      3.7 Inventory. Schedule 1.1(b) sets forth a complete list of the Inventory as at May 15, 1998. The Inventory is of good, usable and merchantable quality and includes no discontinued or out of date items.

      3.8 Intellectual Property Rights. Schedule 3.8 sets forth a complete list and description of all trademarks, trade names, copyrights, patents, inventions, processes, proprietary know-how, procedures, trade secrets, recipes, formulae and other intellectual property rights utilized in connection with the manufacturing, marketing, distribution and/or sale of the Products (the "Proprietary Rights"). Seller is the registered and beneficial owner of all the Proprietary Rights and all of the Proprietary Rights are freely assignable by Seller to Buyer. There is no notice or claim or other indication that any Proprietary Right is not valid or enforceable by Seller or of any infringement upon or conflict with any intellectual property right of any third party by Seller in connection with the sale of the Products or of any claim of a third party alleging such infringement or conflict. Seller has no knowledge of any infringement by any third party upon any Proprietary Right and Seller has not taken or omitted to take any action which would have the effect of waiving any of its rights under any Proprietary Right. Seller has the right to use, free and clear of any royalties, claims or rights of others, all of the Proprietary Rights used in connection with the manufacturing, marketing, distribution and sale of the Products. The Proprietary Rights constitute all of the intellectual property rights necessary for the manufacturing, marketing, distribution and sale of the Products and the sale and assignment of the Proprietary Rights by Seller will not operate in any way to adversely affect any of the Proprietary Rights.

      3.9 License Agreements and Distributorship Arrangements. Seller does not utilize licenses granted to it by others in connection with the manufacturing, marketing, distribution and sale of the Products and has not granted any such license to others or any license under any Proprietary Right

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owned by Seller and has no outstanding distributorship arrangements for the sale of the  Products,  other than those  distributorship  arrangements  set forth on
Schedule 3.9.

      3.10 Transactions with Interested Persons. Neither Seller nor any officer, director, employee or affiliate of Seller owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of Seller or any person or entity which has a contract or arrangement with Seller.

      3.11 Compliance with Laws: Governmental Authorizations.

            (a) Seller has not received any notice that it is in violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to the manufacturing, marketing, distribution or sale of the Products.

            (b) Seller has all permits, concessions, franchises and other governmental authorizations and approvals necessary for, and material to, the manufacturing, marketing, distribution and sale of the Products, all of which are listed on Schedule 3.1 1, and there are no proceedings pending or, to the best knowledge of Seller, threatened, that seek the revocation, cancellation or suspension, or any materially adverse modification, of any thereof. The
execution  and  delivery  of  this  Agreement  and  the   consummation   of  the
transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification that would have a material adverse effect on the ability of Buyer to manufacturer, market, distribute or sell the Products.

      3.12 Litigation. There are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which Seller, or any of its assets, properties or business are bound, and which would adversely affect the Assets or the
Inventory. There are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting Seller, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to Seller, reasonably be expected to have a material adverse effect on the Assets or the Inventory, nor, to the best knowledge of Seller, are there any facts which could reasonably be expected to give rise to any such action, suit, claim, investigation or legal, administrative or arbitral proceeding.

      3.13 Termination of Business Relationships. No manufacturer material to the production of the Products, no distributor or sales agent material to the distribution or sale of the Products and no material customer for the Products has advised Seller of any intention to cancel or otherwise terminate its business relationship with Seller. Seller has no reason to believe that any manufacturer, distributor, sales agent or customer material to Seller's manufacturing, marketing, distribution or sale of the Products will be affected by the transaction contemplated by this Agreement or that there will be any material adverse effect on the manufacturing, marketing, distribution or sale of the Products arising from the change of ownership contemplated by this Agreement.


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      3.14 Absence of  Questionable  Payments.  To the best knowledge of Seller, neither Seller nor any of its officers or directors, nor any employees or, at the direction of Seller, any agent purporting to act on behalf of Seller, has made or agreed to make any payment or other use of any of the assets of Seller
(i) to or on behalf of an official of any government, or to a manufacturer, distributor, supplier or customer, or for any purpose related to political activity, except as permitted by applicable law, (ii) for any of the purposes described in Section 162(c) of the Internal Revenue Code, or (iii) for the establishment or maintenance of any concealed fund or concealed bank account.

      3.15 Disclosure. The representations and warranties contained in this Agreement and the information contained in the Schedules, written documents, statements, lists, certificates and other instruments delivered by or on behalf of Seller in connection with the transaction contemplated by this Agreement do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the factual statements contained therein, in light of the circumstances under which made, not misleading. There is no fact known to Seller after diligent inquiry that materially adversely affects, or in the future may materially adversely affect, the condition of the Assets or the Inventory which has not been set forth herein or in the Schedules referred to herein.

      3.16 Survival. All of the representations and warranties of Seller contained herein shall survive the Closing until the date upon which the liability to which any claim relating to any such representation or warranty is barred by any applicable statute of limitations.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

      4.1 Organization and Qualification. Buyer is a corporation validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

      4.2 Validity and Execution of Agreement. Buyer has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The Board of Directors of Buyer has approved the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by Buyer. This Agreement and such other agreements and instruments have been duly executed and delivered by Buyer and each constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.


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      4.3 No Conflict.  Neither the execution and delivery of this Agreement nor the  performance  by  Buyer of the  transactions  contemplated  herein  will (a)
violate  or  conflict  with  any  of  the  provisions  of  its   Certificate  of
Incorporation or By-Laws or other organizational documents; or (b) violate or conflict with any provision of any law, rule, regulation, order, judgment, decree or ruling of any court or Federal, state or local governmental or regulatory body applicable to Buyer.

      4.4 Survival. All of the representations and warranties of Buyer contained herein shall survive the Closing until the date upon which the liability to which any claim relating to any such representation or warranty is barred by any applicable statutes of limitations

                                   ARTICLE V

                             CONDITIONS TO CLOSING

                      CONDITIONS PRECEDENT TO THE CLOSING

      5.1 Conditions Precedent to Parties' Obligations. The respective obligations of Seller and Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, nor to or at the Closing, of each of the following conditions, any one or portion of which may be waived in writing:

            (a) Consents. Seller shall have obtained all necessary consents to assignment of all parties to contracts relating to the Assets or the Inventory. Additionally, Seller shall have executed and delivered to Buyer a certificate, dated the date of the Closing and signed by its President, containing certified resolutions of the directors of Seller authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed by its President, containing certified resolutions of the shareholders and directors of Buyer authorizing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby.

            (b) No Suits or Actions. At the Closing, no suit, action or other proceeding shall have been threatened or instituted to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby. Additionally, there shall be no other action, suit, claim, investigation or legal, administrative or arbitral proceeding, either pending or threatened, against Seller or Buyer.

            (c) Opinion of Counsel. Buyer shall have received a favorable legal opinion from counsel for Seller.

            (d) Employment Agreement. Austin J. Moran, Jr. shall have executed and delivered an employment agreement with International Beverages, Inc., a wholly-owned subsidiary of Buyer.

            (e) Escrow Agreement. Austin J. Moran, Jr., Charles H. Cremens, Esq. (as escrow agent) and Seller shall have entered into an escrow agreement with respect to the portion of the purchase price to be held in escrow pursuant to Section 1.3.

            (f) Instruments of Conveyance. Seller shall execute and deliver to Buyer all such documents and instruments as shall be necessary to convey, transfer and assign to Buyer all of Buyer's right, title and interest in and to the Assets and the Inventory pursuant to Section 2.1 (b).

                                  ARTICLE VI

                                INDEMNIFICATION

      6.1 Indemnification.

            (a) Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, employees, stockholders and any affiliate of any the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities, damages (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which arise out of, result from or relate to, (i) any breach of any representation or warranty of Seller contained in Article 111,
(ii) any breach of any covenant or agreement of Seller contained in this Agreement or in any other document contemplated by this Agreement, and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and expenses incident to any of the foregoing.

            (b) Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees and stockholders, and any affiliates of any the foregoing, and their successors and assigns from and against any and all losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation or warranty of Buyer contained in Article IV, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or in any other document contemplated by this Agreement, and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and expenses incident to any of the foregoing.

      6.2  Method of  Asserting  Claims.  The party  making a claim  under  this
Article VI is referred to as the "Indemnified Party" and the party against whom such claim is asserted under this Article VI is referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article VI shall be asserted and resolved in accordance with the terms and provisions set forth in Sections 6.2(a) - (c) below.

            (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 6.2(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that the Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party I shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any irnpleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the
Indemnifying Party). The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends. No claim or demand may he settled by an Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party, without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case, or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case.

            (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not dispute such claim, the amount of such claim shall be paid to the Indemnified Party within twenty (20) days of receipt of the Claim Notice. If the Indemnifying Party elects to dispute such claim, the basis for such dispute shall be set forth in detail and in writing and such dispute shall promptly be submitted to arbitration pursuant to
Section 8.16.

            (c) So long as any right to indemnification  exists pursuant to this
Article VI, the affected parties each agree to retain all relevant books, records, accounts, instruments and documents reasonably related to such indemnification. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                  ARTICLE VII

                     POST CLOSING COVENANTS OF THE PARTIES

      7.1 Confidentiality. From and after the Closing, Seller shall not disclose or furnish to any other Person, except to the extent required by law or by order of any court or governmental agency, any information which is not generally known in the industry relating to the Asset transferred to Buyer pursuant hereto or used in connection with the Assets or any trade secrets related to the Assets. Commencing upon the date hereof, Seller shall not directly or indirectly commercially exploit the Assets, or any product similar to the Assets, in any manner whatsoever.

      7.2 Post-Closing Further Assurances. At any time and from time to time after the Closing at the request of either party and without further consideration, the other party will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the party requesting the same may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the requesting party all of the property and rights intended to be conveyed to such party pursuant to the provisions of this Agreement.

      7.3 Customer and Broker Lists and Information. From and after the Closing Seller shall treat Seller's customer and distributor lists and related information as a confidential proprietary asset of Buyer transferred to Buyer pursuant to this Agreement and will not divulge or utilize such customer or distributor lists or information in any manner whatsoever. Seller will not copy or retain any such customer or distributor list or information subsequent to the Closing in any form.

                                 ARTICLE VIII

                                 MISCELLANEOUS

      8.1 Sales and Transfer Taxes. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by Buyer and, at the Closing, Buyer shall deliver to Seller either (a) proof of the payment of any sales tax assessed pursuant to such filings or (b) statements of no sales tax due, as the case may be. The parties agree that any and all transfer, sales or stamp taxes and any similar taxes or assessments imposed on the transfer of the Assets and the Inventory in accordance with the terms of this Agreement shall be borne equally by Buyer and Seller.

      8.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telefaxed, sent by facsimile transmission or sent by prepaid air courier, same day or overnight messenger or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier, same day or overnight messenger or
(b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.(2):

      If to Seller, to:

      Perry's Majestic Beer, inc.
      38 West 32nd Street, Suite 801
      New York, NY 10001
      Att: Robert J. Sipper
      Telephone Number: (212) 564-2260
      Telecopier Number: (212) 564-1862

      If to Buyer to:

      The Brooklyn Brewery Corporation
      79 North 11th Street
      Brooklyn, NY 11211
      Att: Thomas D. Potter
      Telephone Number: (718) 486-7422
      Telecopier Number: (718) 486-7440

      with a copy to:

      Kreinik Aaron & Gersh, LLP
      780 Third Avenue
      New York, NY 10017
      Att: Steven T. Gersh, Esq.
      Telephone Number: (212)752-1144
      Telecopier Number: (212)752-8881

      8.3 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Buyer and Seller, provided, however, that both parties shall be entitled to make all such public disclosures regarding this Agreement and the transaction contemplated herein as may be required pursuant to any Federal or state laws or regulations, including Federal and state securities laws.

      8.4 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

      8.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may he waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Subject to Section 8.16, the parties hereto (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in a court of the State of New York or the Federal court for the Southern District of New York, and (ii) waive any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding. Further, the parties hereto agree that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Agreement shall constitute personal service thereof.

      8.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

      8.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      8.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      8.10 Exhibits and Scheduling. The Exhibits and Schedules are a part of this Agreement as it fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

       8.11 Effect of Disclosure on Schedules. Any item disclosed on any Schedule shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

      8.12 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

      8.13 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

      8.14 Brokers. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

      8.15 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement.

      8.16 Arbitration. Any controversy, dispute or question arising out of, in connection with, or in relation to this Agreement or its interpretation or performance or non-performance, or for any breach, shall be determined by arbitration in accordance with the then existing rules of the American Arbitration Association in New York, New York. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. No provision of this Section 8.16 shall limit the right of any party to exercise self-help remedies, if any, to obtain any provision or ancillary remedies (including, but not limited to, injunctive relief or specific performance) from a court of competent jurisdiction in New York State. The institution and maintenance of any remedy permitted above shall constitute a waiver of the right to submit any controversy or claim to arbitration. The statute of limitations, estoppel, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration.

      8.17 Interest. If any party shall be required to make any payment(s) to any other party pursuant to this Agreement including but not limited to pursuant to any section of this Agreement which provides for indemnification and the party required to make such payment shall fail to make such payment as and when the same shall be due hereunder, such payment shall bear interest at the rate of ten (10%) percent per annum from the due date and until such payment shall be made and such party shall also be entitled to recover, upon demand all expenses reasonably required in collecting such payment, including reasonable attorneys fees.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      PERRY'S MAJESTIC BEER, INC.



                                      By: /s/ Robert J. Sipper
                                      ------------------------
                                          Robert J. Sipper,
                                          President

                                      THE BROOKLYN BREWERY CORPORATION


                                       By: /s/ Stephen K. Hindy
                                       ------------------------
                                           Stephen K Hindy
                                           President

                                                        SCHEDULE 1.l(a)

                                 THE PRODUCTS

Trade Name: Post Road Pale Ale
            Post Road American Lager
            Post Road French Country Ale
            Post Road IPA (India Pale Ale)
            Post Road Snowshoe Ale
            Post Road Summertime Brew
            Post Road Ruby Horse Ale

                                                        SCHEDULE 1.1(B)

                  POST ROAD INVENTORY APRIL 1998 - CATAMOUNT

     ITEM (LABEL)                        QUANTITY             TOTAL

PR IPA BODY                               161544            $     848.11
PR IPA NECK                               139044            $     729.98
PR PALE BODY                               83528            $     438.52
PALE NECK                                  49528            $     260.02
PR SUM BODY                               264000            $   1,386.00
PR SUM NECK                               320500            $   1,682.63
PR SNOW BODY                               75000            $     705.00
PR SNOW NECK                              105000            $     746.55

SIX PACK:
PR IPA                                    132008            $  25,081.52
PR PALE                                   123187            $  23,405.53
PR SUM                                     66800            $  12,654.00
PR SNOW                                     4800            $   1,389.60

PR SUM 12 PACK                             26040            $  20,962.20

MOTHER CARTON:
PR IPA                                      1331            $     505.78
PR PALE                                     1107            $     420.66
PR SUM                                      3250            $   1,235.00
PR SNOW                                     1500            $     577.50

CROWNS:
PR IPA                                    451544            $   3,070.50
PR PALE                                   449528            $   3,056.79
PR SUM                                         0            $       0.00
PR SNOW                                   197500            $   1,343.00

PR BARLEY                                    140            $   2,849.00
                              RAW MATERIAL TOTAL            $ 103,347.89
KEGS-OWNED                                   600            $  41,400.00
KEGS-LEASED                                  300            $   9,000.00
POST ROAD TAP HANDLES                        100            $   2,800.00
KEY CHAINS                                  5000            $   2,550.00
T-SHIRTS                                    2000            $   8,000.00
                                  HARDWARE TOTAL            $  63,750.00
PALE CASES                                                  $       0.00
IPA CASES                                                   $       0.00
SNOWSHOE CASES                              1309            $  11,074.14
SNOWSHOE KEGS                                               $       0.00
                            FINISHED PROD. TOTAL            $  11,074.14
                           CATAMOUNT GRAND TOTAL            $ 178,172.03

                                 SCHEDULE 1.1(c)

                              Assumed Liabilities

      Buyer agrees to assume a keg lease with Granite Financial in the amount of approximately $14,217.61 requiring 17 monthly payments, each in the amount of approximately $836.33. Buyer shall assume this lease.

                                 SCHEDULE 1.1(d)

                                  Trademarks

     Post Road trademarked with the U.S. Patent and Trademark office.

     Post Road Snowshoe Ale trademark application pending with the U.S. Patent and Trademark office.

                             Trademarks REGISTERED

Word Mark            POST ROAD
Serial Number        75 -252892
Date Filed           19970306
Pub for Opp          19971028
Regis. No.           2130646
Regis. Date          19980120
Status               Registered
Status Date          980120
Register             Principal
Type of Mark         Trademark
Mark Drg Code        1: Word Only

Int'l Class          032 - Light Beverages
Goods & Srvce        beer
US Class             045 - Soft  Drinks  and  Carbonated  Waters
US Class             046 - Foods and Ingredients  of Foods
US Class             048 - Malt  Beverages  and  Liquors
1st Use Date         19890200
1st Comm Date        19890200

Last Rep Ownr        PERRY'S MAJESTIC BEER, INC.
                     134 Morgan Ave.
                     Brooklyn, NY 11237

Word Mark            POST ROAD SNOWSHOE ALE
Pseudo Mark          POST ROAD SNOW SHOW ALE

Serial Number        75-377436
Date Filed           19971022
Status               Pending
Status Date          980324
Register             Principal
Type of Mark         Trademark
Mark Drg Code        5. Illus./Word in stylized form

Int'l Class          032 - Light Beverages
Goods & Srvcs        Beers
US Class             045 - Soft  Drinks  and  Carbonated  Waters
US Class             046 - Foods and Ingredients  of Foods
US Class             048 - Malt  Beverages  and  Liquors
lst Use Date         19970821
1st Comm Date        19970821

Last Rep Ownr        PERRY'S MAJESTIC BEER, INC.
                     134 Morgan Ave.
                     Brooklyn, NY 11237

                                 SCHEDULE l.5(b)

                     Current Post Road Customers of Seller

                                  SCHEDULE 3.6

                                   Contracts

                                  SCHEDULE 3.8

                         Intellectual Property Rights


"Post Road" trademarked with the U.S. Patent & Trademark Office.

                                  SCHEDULE 3.9

              Distributorship Arrangements and License Agreements

The following are the existing Post Road distributors:

Connecticut:         Burt's Beverage
                     Franklin Distributors
                     G & G Distributors

Maine:               Briggs, Inc.

Vermont:             Calmont Distributors

Rhode Island:        Johnson Brothers of Rhode Island, Inc.


License Agreements:

     License Agreement (Merchandising Agreement) dated May 15,1998 with Chip Caton, Artist Representatives for Michael McCurdy for perpetuity to utilize "Pale Ale," "IPA," "Snowshoe Ale," "Summertime Brew" and "Ruby Horse Ale," illustration for national usage, exclusive to the beverage industry and for all illustrations.

                                  SCHEDULE 3.11

                       Permits, Concessions, Franchises
                        and Governmental Authorizations


Federal Basic Permit

BATF label approval through Catamount Brewing Company, Inc. for the following labels:

Kegs

Post Road IPA
Post Road Snowshoe Ale
Post Road Summertime Brew
Post Road Ruby Horse Ale
Post Road Pale Ale

Bottle Label

Post Road Pale Ale
Post Road IPA
Post Road Snowshoe Ale
Post Road Summertime Brew*


--------------
* White River Brewery

                                                           EXHIBIT A

                               ESCROW AGREEMENT

                               ESCROW AGREEMENTS

     WHEREAS, International Beverages, Inc. [hereinafter "International"), a corporation organized under the laws of the Commonwealth of Massachusetts doing business as The Craft Brewers Guild and Perry's Majestic Beer, Inc. (hereinafter "Perry's"), a New York corporation, have entered into certain agreements for the purchase and sale of certain assets; and,

     WHEREAS, to complete the transaction the parties have agreed to pay the outstanding tax obligations of Austin J. Moran, Jr. which are set forth on the annexed Exhibit A.

     WHEREAS, the parties have agreed that an escrow agent is necessary to hold funds for the payment of these tax obligations; and

     WHEREAS, the parties have agreed to have Charles H. Cremens, Esq. of 19 Beacon Street, Boston, Massachusetts, to serve as escrow agent.

     It is agreed as follows:

     1. The parties shall deliver to Charles H. Cremens, Esq. the sum of $35,000.00 on or before June 1, 1998 to be held in escrow by him for the purpose of the payment of Austin J. Moran, Jr.'s tax obligations as set forth in Exhibit A.

     2. The escrow agent is hereby authorized to disperse from the escrow funds, all or such amount as may be necessary to satisfy the tax liens referred to in paragraph 1 above.

     3. The escrow agent shall be liable as a depositary only and shall not be responsible for the sufficiency or accuracy of the form, execution or validity of documents deposited hereunder, or any description of property or other thing therein nor shall it be liable in any respect on account of the identity, authority, or rights of the persons executing or delivering or purporting to execute or deliver any such document or paper.

     4. The escrow agent as part of the consideration for the acceptance of this escrow, shall not be liable for any acts or omissions done in good faith, nor for any claims, demands or losses, nor for any damages made or Buffered by any party to this escrow, excepting such as may arise through or be caused by his willful or gross negligence.

     5. The escrow agent shall not be liable for collection of interest on any deposit of money. He may rely upon any paper, document or other writing believed by him to be authentic in making any delivery of money hereunder. The escrow agent shall in no way be responsible nor shall it be his duty to notify any party hereto or party interested in this escrow deposit of any payment made.

     6. In accepting any funds delivered hereunder it is agreed and understood between the parties hereto that the escrow agent is authorized in hi. sole discretion to pay the escrowed funds on account of the tax obligations set forth in Exhibit A and any attorneys' fees incurred in resolution of the outstanding tax obligations.

     7. It is further agreed that the escrow agent at the termination of two years from date, shall have the right to consider this escrow contract of no further force and effect. and shall have the right to deliver the documents, moneys or instrument. hereby deposited to the respective parties depositing such documents, moneys or instruments, and that redelivery of such documents, moneys or instruments shall relieve the said escrow agent from any further liability with reference thereto.

     8. It is further understood and agreed between the parties that these instructions supercede any other contract with reference to this escrow deposit, insofar as said escrow agent is concerned, and that the said agent may rely absolutely hereon to the exclusion of any and all other agreements between the parties hereto.


Accepted: